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                                                                      EXHIBIT 12

                            VERIZON NEW JERSEY INC.

               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in Millions)

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
                                                       Six Months                        Years Ended December 31,
                                                          Ended        ------------------------------------------------------
                                                      June 30, 2001      2000        1999        1998        1997       1996
                                                      -------------      ----        ----        ----        ----       ----
Income before provision for income taxes and
  cumulative effect of change in accounting
  principle........................................      $ 508.3       $1,100.2    $1,067.4    $  904.9    $ 837.4    $ 746.3
Equity in income of affiliate......................          (.4)          (2.0)        (.8)          -          -          -
Dividends received from equity affiliate...........           .6            1.0          .8           -          -          -
Interest expense...................................         64.5          124.7       110.9       105.2      103.8       95.6
Portion of rent expense representing interest......          7.8           14.6        15.2        15.9       15.1       12.7
Amortization of capitalized interest...............          2.7            4.7         4.1         3.5        3.0        2.2
                                                         -------       -------------------------------------------------------
Earnings, as adjusted.............................       $ 583.5       $1,243.2    $1,197.6    $1,029.5    $ 959.3    $ 856.8
                                                         =======       =======================================================
Fixed charges:
Interest expense..................................      $   64.5         $124.7     $ 110.9    $  105.2    $ 103.8    $  95.6
Portion of rent expense representing interest.....           7.8           14.6        15.2        15.9       15.1       12.7
Capitalized interest..............................           7.3            9.6         6.7        12.0        7.6       10.6
                                                         -------       -------------------------------------------------------
Fixed Charges.....................................       $  79.6       $  148.9     $ 132.8    $  133.1    $ 126.5    $ 118.9
                                                         =======       =======================================================
Ratio of Earnings to Fixed Charges...............           7.33           8.35        9.02        7.73       7.58       7.21
                                                         =======       =======================================================
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